UNDERWRITING AGREEMENT

THIS AMENDMENT dated this 22nd day of February 2018, to the underwriting agreement (the "Agreement"), is entered by and between Frank Funds, an Ohio business trust (the "Trust") and Arbor Court Capital, LLC, an Ohio limited liability company ("Arbor Court").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust intends to create additional series of the Trust, Camelot Event Driven Fund; and

WHEREAS, the Trust and Arbor Court desire to extend said Agreement to apply to the recently added series; and

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRANK FUNDS

ARBOR COURT CAPITAL, LLC

By: /s/ Brian Frank

By: /s/ Gregory B. Getts

Name: Brian Frank

Name: Gregory B. Getts

Title: President

Title: President

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